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                                                                  EXHIBIT 10.41b

                                  ADDENDUM TO
                                MARTIN H. SINGER
                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

                   AMENDMENT TO MANAGEMENT RETENTION AGREEMENT

                               SEPTEMBER 30, 2003


         This Agreement is entered into as of September 30, 2003 by and between PCTEL, Inc. (the "Company") and Martin H. Singer ("Executive").

         The purpose of this Agreement is to serve as an addendum to Executive's Amended and Restated Employment Agreement effective as of July 1, 2003 (the "Employment Agreement"), and as an amendment to Executive's Management Retention Agreement effective as of November 15, 2001 (the "Management Retention Agreement").

1. Addendum to Employment Agreement. The following provisions shall be an addendum to and deemed to be a part of the Employment Agreement:

         (a) Section 280G. The benefits to be accorded to Executive under
         Section 8(a) of the Employment Agreement, entitled "Severance; Termination Following a Change of Control," shall be subject to the following:

         In the event that the severance and other benefits provided for in the Employment Agreement or otherwise payable to Executive (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the code, then Executive's severance benefits under the Employment Agreement shall be payable either
         (i)      in full, or
         (ii) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under
                  Section 4999 of the Code,
         whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by
         Section 4999, results in the receipt by Executive, on an after-tax basis, of the greatest amount of severance benefits under the Employment Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made in writing by the Company's independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.



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         (b) Retirement Health Care Benefit. The Company and Executive agree as follows with respect to the provision of health care benefits to Executive and members of his immediate family, in accordance with
         Section 8(d) of the Employment Agreement, entitled "Severance; Employee Benefits Post-Retirement."

         (i) The Company will pay for the premiums for comprehensive health care coverage, consistent with the coverage provided to other executives of the Company in accordance with the Company's established policies, for the benefit of Executive and his immediate family as long as Executive remains employed by the Company.

         (ii) At Executive's election at any time prior to July 1, 2008 during Executive's employment, but subject to the insurability of Executive and each member of Executive's immediate family, Executive may require the Company to obtain, at the Company's expense, an individual family policy for the benefit of Executive and his immediate family (the "Individual Policy"). (In the event the Individual Policy is not available due to insurability issues, as an alternative the Company will seek to obtain an Individual Policy for those individuals who are insurable, and a Blue CHIP policy for any individuals who are not insurable. Such alternative arrangement shall be included within the definition of "Individual Policy.")

         (iii) Subject to Executive's continuing employment, the Company will continue to provide health care coverage for Executive and his immediate family, and to process health claims, under the Company's existing group health care plan for a period of one year from the date of obtaining the Individual Policy. At that time, Executive agrees to decline further coverage under the existing group policy.

         (iv) Subject to Executive's completion of the five-year term of the Employment Agreement, Executive will be responsible for continued payment of the premiums under the Individual Policy for the period prior to Executive's attaining the age of 62. At that time, the Company will be obligated to resume payments of the premiums required to maintain the Individual Policy in effect until Executive and Executive's wife have reached the age of 65. For purposes of determining the Company's obligation to pay the premiums necessary to maintain the Individual Policy, Executive will be deemed to have fulfilled the five-year term of the Employment Agreement if prior to the expiration of such term his employment with the Company shall have been terminated as a result of death or Disability or terminated without Cause.

         (v) Upon Executive's and Executive's wife's reaching the age of 65, the Company's obligation to pay the premiums necessary to maintain the Individual Policy shall terminate, and the Company shall thereafter pay the premiums necessary to maintain a Medicare supplemental policy for the remainder of the lives of Executive and his wife.

         (vi) Executive and the Company agree that the Company shall be permitted to substitute alternative retirement health care arrangements for the benefit of Executive and his immediate family to the extent that any alternative


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                  arrangement shall provide benefits that are, in the aggregate, not less beneficial than those set forth above.

2.       Amendment to Management Retention Agreement.

         (a) Non-Competition. Section 7 of the Management Retention Agreement, entitled "Covenant Not to Compete," is hereby superseded by Section 10 of the Employment Agreement, entitled "Conditional Nature of Severance Payments."

         (b) Non-Solicitation. Section 5 of the Management Retention Agreement, entitled "Non-Solicitation," is hereby superseded by Section 10 of the Employment Agreement, entitled "Conditional Nature of Severance Payments."

         (c) Employment Term. The first sentence of Section 2 of the Management Retention Agreement, entitled "At-Will Employment," is hereby superseded by Section 3 of the Employment Agreement, entitled "Employment Term."


IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.


COMPANY:

PCTEL, INC.


By:  /s/ John Schoen                     Date:    9-30-03
    --------------------------------           --------------------------

Name:    John Schoen
      ------------------------------

Title:   Chief Operating Officer and
       -----------------------------
         Chief Financial Officer
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EXECUTIVE:


/s/ Martin H. Singer                     Date:  September 30, 2003
-----------------------------------            --------------------------
Martin H. Singer